EXHIBIT 10.36

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”), dated June 21, 2012 (“Agreement Date”), is entered into by and between GAMECO HOLDINGS, INC., a Delaware corporation (“Seller”), and JACOBS ENTERTAINMENT, INC., a Delaware corporation (“Buyer”). Capitalized terms not defined in context are defined in Section 12.15.

RECITALS

A. Seller is the sole member of CASH MAGIC AMITE, LLC, fka JALOU AMITE, LLC, a Louisiana limited liability company (“Amite”);

B. Amite operates a truck stop, convenience store, restaurant, fueling operation and video draw poker gaming parlor located at 30036 Hwy 16 West, Amite, St. Helena Parish, Louisiana 70422; and

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, upon the terms and subject to the conditions of this Agreement, all of the membership interests of Amite (collectively, the “Membership Interests”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, terms, conditions, covenants, representations and warranties hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1.

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1. Purchase and Sale of Membership Interests. At the Closing and effective as of the Closing Date, (a) Seller will sell, transfer and assign, free and clear of all Liens or Claims whatsoever, all of the Membership Interests to Buyer or its designee or nominee, and (b) Buyer will purchase the Membership Interests from Seller and deliver to Seller the Purchase Price (as defined in Section 1.2).

1.2. Purchase Price.

1.2.1.	The purchase price for the Membership Interests (the “Purchase Price”) shall be FIVE MILLION EIGHT HUNDRED SEVENTY-TWO THOUSAND SIXTY-FIVE and 00/100 Dollars ($5,872,065.00).

1.2.2.	The Purchase Price shall be paid to Seller via wire transfer of immediately available funds on the Closing Date, or as otherwise directed by the Seller in writing.

1.3. Transfer Taxes. Buyer and Seller shall share equally any and all transfer or similar Taxes (but excluding all withholding taxes computed on the basis of net income) (“Transfer Taxes”) imposed upon either party hereto as a result of the transactions contemplated hereby. To the extent any exemptions from such Transfer Taxes are available, Buyer and Seller shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

Article 2.

CLOSING AND DELIVERIES

2.1. General. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Hahn Loeser & Parks, LLP, 200 Public Square, Suite 2800, Cleveland, Ohio 44114-2301, on or about June 29, 2012 or such other time, date and place as the parties may agree. The effective time of closing shall be 12:01 a.m. (the “Effective Time”) on the date of the Closing (the “Closing Date”).

2.2. Seller’s Closing Deliveries. On the Closing Date, Seller shall deliver, or caused to be delivered, to Buyer the following items:

2.2.1.	Membership Interests. An instrument of assignment, in form and substance reasonably acceptable to Buyer and Buyer’s legal counsel, conveying the Membership Interests to Buyer, together with the certificates of membership interests issued by Amite to Seller;

2.2.2.	Receipt. A receipt evidencing receipt by Seller of the Purchase Price (the “Receipt”);

2.2.3.	Limited Liability Company Records. All of the original limited liability company records, including company record book, etc., for Amite;

2.2.4.	Officer’s Certificate. A certificate of an officer of Seller to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied;

2.2.5.	Good Standing Certificates. A good standing/full force and effect certificate, as applicable, dated not more than thirty (30) days prior to the Closing Date, for Seller and Amite;

2.2.6.	Secretary’s Incumbency: Certificate. A certificate of the Secretary for Seller certifying (a) the current officers of Seller and Amite, (b) a current copy of Seller’s Certificate of Incorporation and the Articles of Organization for Amite, (c) a current copy of Seller’s By-laws and the Operating Agreement of Amite, and (d) a copy of Seller’s resolution authorizing the sale contemplated by this Agreement;

2.2.7.	Updates to Schedules. An update to each of the Schedules attached to this Agreement identifying any changes between the Agreement Date and the Closing Date;

2.2.8.	Assumption of Penn Note. An assumption agreement, in form mutually acceptable to both the Buyer and the Seller, under which Seller or its permitted designee shall assume that certain Promissory Note in the original principal amount of $4,100,000.00, dated July 12, 2006, extended by Amite, as borrower, to Feliciana Ventures, Inc., a Louisiana corporation, as Creditor (“Penn Note”); and

2.2.9.	Release of All Liens and All Obligations owned to Cameron State Bank. Such instruments and releases as shall be satisfactory to the Buyer, in its reasonable discretion, evidencing the release of Amite and all of its assets from any liens in favor of and any obligations owing to Cameron State Bank.

2.3. Buyer’s Closing Deliveries. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller the following items:

2.3.1.	Wire Transfer. The Purchase Price paid via wire transfer in immediately available funds to an account specified by Seller prior to the Closing, or in any other manner as shall be specified by the Seller in writing;

2.3.2.	Officer’s Certificate. A certificate of an officer of Buyer to the effect that the conditions set forth in Sections 9.1 and 9.2 have been satisfied;

2.3.3.	Good Standing Certificate. A good standing certificate, dated not more than thirty (30) days prior to the Closing Date, for Buyer;

2.3.4.	Secretary’s Incumbency Certificate. A certificate of the Secretary for Buyer certifying (a) the current officers of Buyer, (b) a copy of Buyer’s Certificate of Incorporation and By-laws and (c) a copy of Buyer’s resolution authorizing the sale contemplated by this Agreement; and

2.3.5.	Assumption of Penn Note. An assumption agreement, in form mutually acceptable to both the Buyer and the Seller, under which Seller or its permitted designee shall assume the Penn Note.

Article 3.

DUE DILIGENCE

3.1. Due Diligence Period. Beginning on the Agreement Date and continuing thereafter until the Closing Date (“Due Diligence Period”), Buyer shall have the right to perform the following due diligence pursuant to the terms and conditions hereof:

3.2. General Testing and Inspections. Buyer shall have the right, during the Due Diligence Period, to conduct such engineering, environmental, general business and feasibility studies, audits, test, reviews and/or surveys of Amite and its assets, liabilities, operations (including gaming operations and records), financial performance and affairs, as Buyer deems necessary, including soil tests, borings, drainage tests and similar tests on any land or improvements owned or leased by Amite, and audits and reviews of any of the financial and business records, operations, documents and instruments of Seller pertaining to Amite or its operations. Such studies shall be conducted by Buyer and its agents at Buyer’s sole cost and expense. Subject to reasonable advance notice, Seller and Amite agrees to allow Buyer and its agents access to all assets, records, documents and instruments of Amite to conduct such studies and audits, provided such access shall not unreasonably interfere with the activities of Seller or Amite. Buyer shall, and does hereby, save, defend, indemnify and hold Seller and Amite harmless from and against all claims, lawsuits, judgments, losses, liabilities or expenses of any kind or nature which may be asserted against or incurred by Seller or Amite as the result of Buyer’s or its agents’ actions and activities conducted pursuant to this Section 3.2. Buyer shall keep the results of all due diligence activities confidential unless specifically directed or required to disclose the same under any federal, state or local law, rule or regulation or upon the order of any court or Governmental Body. Notwithstanding any other provisions of this Agreement or any documents contemplated hereby to the contrary, the obligation of Buyer to defend, indemnify and hold harmless Seller and Amite under this Section 3.2 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or the termination of this Agreement.

3.3. Title Insurance. Prior to the Closing, Buyer may cause to have delivered to Buyer a commitment from a title insurance company reasonably acceptable to Buyer to issue as of the Closing Date for any real property owned or leased by Amite, in the customary form prescribed for use in the State of Louisiana, an Owner’s Policy of Title Insurance (collectively, the “Title Policy”). Seller shall deliver any information as reasonably may be required by Buyer’s title insurance company under the requirements section of the title insurance commitment or otherwise in connection with the issuance of Buyer’s title insurance policy. Seller shall provide an affidavit of title or such other information as Buyer’s title insurance company may reasonably require in order for the title insurance company to delete the standard exceptions and to insure over the “gap” (i.e., the period of time between the effective date of the title insurance company’s last checkdown of title and the Closing Date) and to cause the title insurance company to delete all standard exceptions from the final title insurance policy.

3.4. Financial Statements. Prior to the Closing Date, Seller has delivered, or caused to be delivered, to Buyer an audited Statement of Income and Balance Sheet for Amite for the full calendar year ended on December 31, 2011, or such information and drafts related thereto as shall be acceptable to the Buyer in its sole discretion, and the interim, unaudited, three month period ended March 31, 2012 (collectively, the “Financial Statements”), in such detail as may be reasonably requested by Buyer.

Article 4.

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as follows:

4.1. Organization and Authorization.

4.1.1.	Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.1.2.	Amite is a limited liability company duly organized, validly existing and in full force and effect under the laws of the State of Louisiana. Amite does not have any subsidiaries.

4.2. Validity of Agreements. Seller has the power and authority to enter into this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered under this Agreement (the “Transaction Documents”) to which Seller is a party. The execution, delivery and performance by Seller of this Agreement, the Transaction Documents and the other documents and certificates contemplated therein have been duly authorized by all necessary corporate action on the part of Seller. This Agreement is, and when executed and delivered at the Closing, the Transaction Documents to which Seller is a party and all other documents and certificates contemplated therein will be, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

4.3. Non-Contravention. Except as set forth on Schedule 4.3, the execution and delivery by Seller of this Agreement, the Transaction Documents to which Seller is a party and all other documents and certificates contemplated therein and the consummation and performance by Seller of the transactions contemplated by this Agreement and the Transaction Documents will not (i) violate any provision of the Certificate of Incorporation or the By-laws of Seller or Articles of Organization or Operating Agreement of Amite, (ii) violate or result in any default under, or the acceleration of (whether by the giving of notice or the passage of time or both), any obligation under any contract, note, bond, mortgage, indenture, or lease to which Seller or Amite is a party or by which Seller or Amite is bound that would, in any such event, be material, or (iii) violate any constitutional provision, statute, rule, law, regulation, award, order, ordinance, judgment, decree, citation, policy, standard, interpretation, writ or injunction of any Governmental Body (collectively, “Law”).

4.4. Capitalization. The Membership Interests represent the only authorized, issued and outstanding equity interests of Amite. The Membership Interests are duly and validly issued and outstanding and are fully paid and nonassessable. The Membership Interests have not been issued in violation of, and are not subject to, and there are no, outstanding options or other conversion or exchange rights relating to the Membership Interests. There are no authorized or outstanding options under which Seller or Amite may be obligated to issue or sell any equity interests of Amite. Except as identified on Schedule 4.4 there are no agreements, commitments, contacts or rights of first refusal relating to the issuance, sale or transfer of any equity interest of or profit participation in Amite. At the Closing, Buyer shall receive the Membership Interests free and clear of all Liens and Claims whatsoever. As of the Closing, Amite shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity interests (including Membership Interests). Seller has full legal and beneficial ownership of the Membership Interests. The Membership Interests have not been registered under any securities laws of any Governmental Body

4.5. Title to Property. As of the Agreement Date, except as disclosed on Schedule 4.5, Amite has good and valid title to, or a valid and enforceable leasehold interest in, all of its properties and assets, tangible or intangible, as reflected in Amite’s Financial Statements, and the schedules attached thereto, and the same are free and clear of all Liens and Claims except (a) Liens to be released or obligations to be assumed at or prior to Closing, (b) such Liens that are disclosed by the Title Policy (including real property taxes that are a lien but not yet due and owing) for Amite and the records of the Secretary of State of Louisiana and (c) those Liens and Claims identified on Schedule 4.5.

4.6. Tax Matters. Except as set forth on Schedule 4.6, Seller and Amite have timely filed or will timely file, in the manner provided by Law, all Tax Returns for periods prior to and including the Closing Date which are required to be filed with respect of the income or operations of Seller. All such Tax Returns are complete and correct in all material respects and have been prepared in material compliance with all applicable laws and regulations. Seller has paid or will pay all Taxes owed for the taxable periods covered by such Tax Returns (whether or not shown thereon) in the manner provided by Law. None of the assets of Amite is subject to any Liens for any Taxes, and to Seller’s actual knowledge there is no basis upon which such a Lien could be asserted.

4.7. Environmental Liability. Except as set forth on Schedule 4.7 and the documents referred to therein, to Seller’s actual knowledge, there has been no material release, threatened release, spill, leak, discharge or emission of any Hazardous Materials to the air, surface water, groundwater or soil at Amite requiring corrective action under any applicable Environmental Laws. To Seller’s actual knowledge, there has been no material release, threatened release, spill, leak, discharge or emission of any Hazardous Materials to the air, surface water, groundwater or soil at Amite that is a violation of any applicable Environmental Laws. “Hazardous Materials” means any hazardous or toxic substance or waste or any contaminant or pollutant regulated or otherwise creating liability under any Environmental Laws, including, without limitation, “hazardous substances” as defined by the Comprehensive Environmental Response Compensation and Liability Act, as amended, “toxic substance” as defined by the Toxic Substance Control Act, as amended, “hazardous wastes” as defined by the Resource Conservation and Recovery Act, as amended, “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended, thermal discharges, radioactive substances, PCBs, natural gas, petroleum products or byproducts and crude oil. “Environmental Laws” means all Laws relating to pollution, worker health and worker safety, or the environment, and all other Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or otherwise relating to the generation, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Amite is and has been in material compliance with all Environmental Laws, provided any noncompliance has not had and is not likely to have a Material Adverse Effect on Amite or its operations. Buyer acknowledges that Amite contains a fueling operation for the sale and dispersal to the general public of gas and diesel fuels. Except as set forth on Schedule 4.7 and the documents referred to therein, neither Seller nor Amite has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws relating to Amite.

4.8. Seller Inter-company Loans. Notwithstanding the contents of the Financial Statements or any other language to the contrary contained in this Agreement, any loans, notes payable or other debt obligations between Seller and Amite or between Amite and any other subsidiaries of Seller (collectively, the “Seller Inter-company Loans”) shall be retired by Seller from the proceeds of the Purchase Price and shall not be a part of the transfer of the Membership Interests at Closing. In no event shall Buyer, nor any of its subsidiaries, including, but not limited to, Amite following the Closing, have any liability for any of the Seller Inter-company Loans.

4.9. Consents, etc. Except as identified on Schedule 4.9 or the matters described in Article 5.7, any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by Seller and Amite under this Agreement or the consummation by Seller and Amite of any of the transactions contemplated hereby has been or will be completed, made or obtained on or before the Closing Date.

4.10. Litigation, etc. Except as set forth on Schedule 4.10, to Seller’s actual knowledge there are no Claims against Seller or Amite or any of their assets, or pending or threatened by Seller or Amite against any third party, at law or in equity, or before or by any Governmental Body. To Seller’s actual knowledge, Amite is not subject to any judgment, order or decree of any court or other Governmental Body (excepting various licensing necessary for its customary and on-going operations).

4.11. Brokers’ Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller or Amite who might be entitled to any fee or commission from Buyer upon consummation of the transactions contemplated by this Agreement.

4.12. No Adverse Change. From the Agreement Date to the Closing Date, there shall be no adverse change in the operating results, assets, liabilities, operations, prospects, employee relations or customer or supplier relations of Amite which has had or could reasonably be expected to have a Material Adverse Effect.

4.13. Conduct Pending Closing. From the Agreement Date until the Closing Date, Seller shall: (i) use commercially reasonable efforts to cause Amite to be operated and to carry on its respective businesses in the ordinary course consistent with its past practice; and (ii) not permit or cause the distribution of any assets from Amite, including, but not limited to, cash and current assets, excepting only those distributions and payments made in the ordinary course of Amite’s business.

Article 5.

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as follows:

5.1. Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2. Authorization and Validity of Agreements. The execution, delivery and performance by Buyer of this Agreement, the Transaction Documents and the other documents and certificates contemplated therein has been duly authorized by all necessary corporate action on the part of Buyer. Buyer has the power and authority to enter into this Agreement, the Transaction Documents and the other documents and certificates contemplated to be executed herein and to consummate the transactions contemplated thereby. This Agreement and the Transaction Documents and the other documents and certificates contemplated herein constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

5.3. Non-Contravention. The execution and delivery by Buyer of this Agreement, the Transaction Documents and the other documents and certificates contemplated therein and the consummation and performance by Buyer of the transactions contemplated herein will not (i) violate any provision of the Certificate of Incorporation or By-laws of Buyer, (ii) violate, or be in conflict with any provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or other obligation to which Buyer is a party, or (iii) violate any Law.

5.4. Brokers’ Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller upon consummation of the transactions contemplated by this Agreement.

5.5. Non-Registration. Buyer understands and agrees that the Membership Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), nor the securities laws of any state, and, accordingly, the Membership Interests may not be offered, sold, pledged, hypothecated or otherwise transferred or disposed of in the absence of registration or the availability of an exemption from registration under the Securities Act and any applicable state securities laws.

5.6. Devices. Buyer acknowledges that all Devices operated at Amite are owned and operated therein by an affiliate of Seller that is a licensed device owner, to-wit: Jalou Device Owner, L.P., a Louisiana limited partnership in which Seller is both the general partner and holds a 49% limited partnership interest (“Jalou Device Owner”). All such Devices are operated pursuant to a Device Placement Agreement between Amite and Jalou Device Owner, copies of which have been provided to Buyer.

5.7. Licensure. Buyer acknowledges that the activities of the video draw poker gaming parlors and the alcohol, tobacco and lottery sales, as applicable, conducted at Amite are subject to licensing and regulation by various federal, state and local Governmental Bodies. Buyer further acknowledges that appropriate notifications to the Louisiana State gaming authorities of the consummation of the transactions contemplated by this Agreement will be required promptly following the Closing hereunder.

Article 6.

SURVIVAL

The representations and warranties contained in Sections 4.1 through 4.5, 4.8 and Sections 5.1 through 5.7, inclusive, shall survive the execution and delivery of this Agreement and consummation of the transactions provided for in this Agreement without limitation as to time. The representations and warranties contained in Sections 4.6 and 4.7 shall survive for the period of the statute of limitations applicable thereto. The representations and warranties contained in Sections 4.9 through 4.13 shall survive the Closing hereunder and shall continue in effect for a period of one (1) year from and after the Closing Date.

Article 7.

MUTUAL COVENANTS AND AGREEMENTS

7.1. Expenses. Except as otherwise specifically provided in this Agreement and the Transaction Documents, each party shall bear its own expenses in connection with and in performance of this Agreement and the Transaction Documents. Buyer shall be solely responsible for all of its costs incurred in its due diligence activities, including, but not limited to, the costs of any surveys, environmental site assessment studies, title policies and title commitments and any and all costs, expenses or fees relating to its financing of the transaction contemplated in this Agreement.

7.2. Cooperation. Each party shall cause every Person that is a shareholder, member, director, manager, officer, employee or agent of any party hereto or Amite to use all commercially reasonable efforts to assist in the satisfaction of such party’s obligations hereunder and in the consummation of the transactions contemplated herein.

Article 8.

CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Buyer in writing:

8.1. Compliance with Covenants. Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

8.2. Representation and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Dale as if made on such date, except for any changes permitted by the terms of this Agreement.

8.3. Actions of Seller at Closing. At the Closing and unless otherwise waived by Buyer, Seller shall have delivered to Buyer those deliveries set forth in Section 2.2.

8.4. Financing. Buyer shall have obtained the financing necessary to consummate the transaction.

8.5. No Material Adverse Effect. From and after the Agreement Date, there shall not have been any event or change in Seller or Amite which has had a Material Adverse Effect.

8.6 Financial Statements. Excepting only normal, recurring changes related to the usual operations of Amite, Seller shall not suffer or incur a change which would be or cause a material change in its Financial Statements between December 31, 2011 and the Closing.

Article 9.

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Seller in writing:

9.1. Compliance with Covenants. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

9.2. Representation and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as if made on such date, except for any changes expressly permitted by the terms of this Agreement.

9.3. Actions of Buyer at Closing. At the Closing and unless otherwise waived by Seller, Buyer shall have delivered to Seller those deliveries set forth in Section 2.3.

Article 10.

TERMINATION OF AGREEMENT

10.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date only as follows:

10.1.1.	By Mutual Agreement. If Seller and Buyer both agree to terminate the Agreement.

10.1.2.	By Buyer. Buyer may terminate this Agreement at any time prior to the Closing for any reason or no reason in the sole discretion of Buyer.

10.1.3.	By Seller. Seller may terminate this Agreement by giving written notice to Buyer if Buyer has materially breached any of its covenants contained in this Agreement or if there is any inaccuracy in any of the representations or warranties made by Buyer, if Seller has previously notified Buyer in writing of such breach or inaccuracy and the breach or inaccuracy has continued without cure for a period of fifteen (15) days after such notice.

10.2. Effect of Termination. In the event of a termination (prior to the consummation of the Closing) by either party, this Agreement shall thereafter be null and void and of no further force or effect and each party shall be solely responsible for any and all costs or expenses it has incurred hereunder.

Article 11.

INDEMNIFICATION

11.1. Seller’s Agreement to Indemnify.

11.1.1.	Buyer Claims. Subject to the terms and conditions of this Article 11, Seller shall indemnify, defend and hold harmless Buyer or any of its officers, directors, shareholders, employees or agents from and against any and all Claims, causes of actions, losses, damages, deficiencies, Taxes, liabilities, obligations, reimbursements, costs and expenses of any kind or nature, penalties, fines, expenses (including reasonable attorneys’ and experts’ fees and expenses) and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) suffered or incurred by any of them arising from, relating to or otherwise in respect of (a) any inaccuracy in any representations or warranties contained in Article 4 of this Agreement, (b) any breach or non-fulfillment by Seller of any of its covenants contained in this Agreement, the Transaction Documents or any agreement delivered pursuant to this Agreement, or (c) any Losses arising from or related to Seller’s operation of Amite prior to the Closing Date (collectively, “Buyer Claims”).

11.1.2.	Cap. No Buyer Claims shall be asserted pursuant to Section 11.1.1 until the aggregate Losses suffered or incurred by Buyer are equal to or greater than $100,000 (the “Threshold Amount”), in which event Buyer Claims may be asserted only to the extent of the Losses in excess of such amount, excluding individual Losses that are less than the Threshold Amount. With respect to Buyer Claims asserted pursuant to Section 11.1.1, no indemnification shall be made in excess of the Purchase Price (the “Cap”).

11.2. Buyer’s Agreement to Indemnify.

11.2.1.	Seller’s Claims. Subject to the terms and conditions of this Article 11, Buyer agrees to indemnify, defend and hold harmless Seller and any of its officers, directors, shareholders,

employees or agents from and against all Losses suffered or incurred by any of them arising from, relating to or otherwise in respect of (i) any inaccuracy in any representations or warranties contained in Article 5 of this Agreement, (ii) any breach or non-fulfillment by Buyer of any of its covenants contained in this Agreement, the Transaction Documents or any agreement delivered pursuant to this Agreement or (iii) any Losses arising from or related to Buyer’s operation of Amite on or after the Closing Date (collectively, “Seller Claims”).

11.2.2.	Cap. No Seller Claims shall be asserted pursuant to Section 11.2.1 until the aggregate Losses suffered or incurred by Seller are equal to or greater than the Threshold Amount, in which event Seller Claims may be asserted to the full extent of the Losses suffered or incurred by Seller, excluding individual Losses that are less than the Threshold Amount. Additionally, with respect to Seller Claims asserted pursuant to Section 11.2.1, no indemnification shall be made in excess of the Cap.

11.3. Procedures for Resolution and Payment of Third-Party Claims for Indemnification.

11.3.1.	Notice and Control. Except as otherwise provided herein, in the event any third party asserts a Claim with respect to any matter as to which the indemnities in this Agreement relate, the party or parties against whom the Claim is asserted (whether singular or plural, the “Indemnitee”) shall give prompt written notice to the other party or parties (whether singular or plural, the “Indemnitor”) in reasonable detail so that the Indemnitor is or will be able to reasonably understand the basis of the Claim; provided that the failure of the Indemnitee to provide such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor is materially prejudiced thereby. Thereafter, the Indemnitor shall have the right at its election to take over the defense or settlement of the third party Claim at its own expense by giving prompt notice to the Indemnitee. If the Indemnitor does not give such notice and does not proceed diligently so to defend the third party Claim within 30 days after receipt of the notice of the third party Claim, the Indemnitor shall be bound by any defense or settlement that the Indemnitee may make as to those Claims and shall reimburse the Indemnitee for its Losses related to the defense or settlement of the third party Claim. Subject to Indemnitor retaining control of the Claim or settlement thereof, the Indemnitee shall, at its option and expense, have the right to participate in the defense of any such Claims defended by the Indemnitor (except that Indemnitor shall not be responsible for the fees and expenses of counsel to Indemnitee unless agreed to in writing). The parties shall cooperate in defending against any asserted third party Claims.

11.3.2.	Claim Resolution. Anything in this Section 11.3 to the contrary notwithstanding, (a) if there is a reasonable probability that a third party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that if such Claim is settled without the Indemnitor’s consent (which consent shall not be unreasonably withheld or delayed), the Indemnitee shall be deemed to have waived all rights hereunder against the Indemnitor for money damages arising out of such Claim, and (b) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee a release from all liability in respect to such Claim or (ii) if such settlement, compromise or consent involves the imposition of equitable remedies or the imposition of any obligations on such Indemnitee other than financial obligations for which such Indemnitee will be fully indemnified hereunder.

11.4. Remedies Exclusive; No Other Remedies. The remedies contained in this Article 11 shall be the parties’ sole and exclusive remedies for any post-Closing Claims made in connection with this Agreement. Each party hereto hereby waives and releases, and covenants not to seek or assert, any other Claims or remedies in the event that the Closing occurs.

11.5. Limitation of Damages. In no event shall any party to this Agreement be liable to any other party for consequential, punitive or other similar damages.

Article 12.

MISCELLANEOUS

12.1. Reformation and Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable consistent with the intentions of the parties hereto, and the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. Likewise, each representation, warranty and covenant contained herein shall have independent significance and, if any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

12.2. Further Assurances. All parties agree and obligate themselves, and their respective officers, directors, shareholders, members, managers, employees and agents, to promptly execute any additional documents and instruments and take any other actions necessary and proper for the complete and expeditious implementation and satisfaction of the provisions and intent of this Agreement. In addition, Seller agrees that during and subsequent to the sale transaction, it shall have a continuing duty to supply such reasonable information and documentation and to perform such acts as may be required by any federal, state or local authority or the Liquor and Gaming Laws of the State of Louisiana, including, but not limited to, making its books and records available to Buyer or its designee on an as-needed, reasonable basis after the Closing; provided, however, in no event whatsoever shall Seller be required to pay or be responsible for the payment of any monies in connection therewith.

12.3. Liquor and Gaming Laws of the State of Louisiana. Each of the parties agrees that this Agreement is and shall be subject to the Liquor and Gaming Laws of the State of Louisiana and to the oversight of the Louisiana State Police and the Gaming Control Board of the State of Louisiana.

12.4. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered (by hand or by courier), when sent by certified or registered mail, postage prepaid and return receipt requested, when sent by facsimile transmission, or when delivered by overnight or similar delivery services, fees prepaid, to the party entitled to receive such notice at the address (or facsimile number) set forth below or at such other address (or facsimile number) as such party shall provide in a written notice to the others in accordance with the terms of this Section 12.4. Except as otherwise specifically provided in this Agreement, notice shall be deemed to be received by the party to whom such notice was sent, in the case of notice given by personal delivery, on the date of delivery, in the case of notice given by certified mail (or by such comparable method), three (3) business days after mailing, in the case of notice by overnight delivery service, on the date of delivery to such overnight delivery service, and, in the case of notice by facsimile transmission, on the date of actual transmission.

If to Seller, to	Gameco Holdings, Inc. Attention: Thomas Hamilton 11770 U.S. Highway 1, Suite 600 North Palm Beach, Florida 33408 Facsimile: (561) 776-6090

With a copy to:	Stanley R. Gorom III, Esq. Hahn Loeser & Parks, LLP 200 Public Square, Suite 2800 Cleveland, Ohio 44114 Facsimile: (216) 274-2460

If to Buyer, to:	Jacobs Entertainment, Inc. 17301 W. Colfax Avenue, Suite 250 Golden, Colorado 80401 Facsimile: (303) 582-0239 Attention: Stephen R. Roark

With a copy to:	Emanuel J. Cotronakis, Esq. Executive VP & General Counsel Jacobs Entertainment, Inc. 11770 U.S. Highway 1, Suite 600 North Palm Beach, Florida 33408 Facsimile: (561) 776-6090

12.5. Headings and Interpretations. The headings of Articles and Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

12.6. Waiver. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or Claim granted or arising hereunder or of the future performance of any such term, covenant or condition, and such failure shall in no way effect the validity of this Agreement or the rights and obligations of the parties hereto. Additionally, no waiver of any breach of this Agreement shall be a waiver of any subsequent breach. No waiver shall be effective unless made in writing and signed by the party granting such waiver.

12.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument.

12.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to principles of conflict of laws, and the parties expressly agree that venue, for all purposes hereunder, shall rest exclusively with the state and federal courts of the State of Louisiana.

12.9. Assignability and Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. This Agreement together with the Transaction Documents and the rights and obligations hereunder may not be assigned by either party without the express written consent of the other.

12.10. Amendments. This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by each of the parties hereto.

12.11. Third Parties. Nothing herein expressed or implied is intended nor shall be construed to confer upon or give to any Person other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

12.12. Entire Agreement. This Agreement and the Transaction Documents together with the schedules and exhibits hereto and thereto, shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all prior negotiations, letters of intent, understandings and agreements. A disclosure of any information in a schedule attached hereto, or delivery pursuant to the terms hereof, shall be considered a disclosure of such information in any other schedules in which the same information may otherwise be required to be included in accordance with the terms of this Agreement.

12.13. Other Interpretive Matters. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are permitted by this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement and the schedules hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof (and without giving effect to any amendment or modification that would not be permitted in accordance with the terms hereof); (e) reference to any applicable law means such applicable law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any particular provision of any applicable law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified; (f) reference to any Article or Section means such Article or Section hereof; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; and (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

12.14. Certain Assistance in Income Tax Preparation and Audits and Other Matters.

12.14.1.	Tax Preparation.

12.14.1.1.	Buyer and Seller shall furnish, at no cost to the other, such data as the other party may reasonably require to prepare Tax Returns. If additional data is required by Seller or Buyer for preparation of Tax Returns or tax examinations, such additional information (including reproduction of Tax Returns, tax assessments, and records) shall be furnished, at no cost and within a reasonable time after requested in writing.

12.14.1.2.	Buyer and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending prior to the Closing Date. Copies of all such Tax Returns shall be promptly provided to any party upon request of the same.

12.14.2.	Tax Audits; Other Reviews. Buyer and Seller shall provide reasonable assistance to each other with any tax audits or other administrative or judicial proceedings involving Amite at no cost to the other. Neither party shall, without the prior written consent of the other, unless required by law, initiate any contact or voluntarily enter into any agreement with, or volunteer any information to, the taxing authorities with regard to Tax Returns or declarations of the other party.

12.15. Additional Definitions. The following definitions shall apply:

12.15.1.	“Claim” means any actual, threatened or potential claim (whether oral or written), demand, litigation, action, suit, investigation, proceeding, hearing, complaint, assessment or judgment, administrative or judicial, at law or in equity.

12.15.2.	“Devices” shall mean “Video Draw Poker Devices” as defined in the Video Draw Poker Devices Control Law, Louisiana Revised Statutes.

12.15.3.	“Governmental Body” means any federal, state, county, parish, local or foreign governmental authority, quasi-governmental authority or any regulatory, administrative or other agency, department, commission, tribunal, board, bureau, instrumentality, any political or other subdivision, or any body thereof, or any federal, state, county, local or foreign court or arbitrator.

12.15.4.	“Lien” means any mortgage, pledge, security interest, encumbrance, covenant, condition, restriction, easement, claim, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse, any options to purchase or rights of first refusal or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

12.15.5.	“Liquor and Gaming Laws of the State of Louisiana” shall mean the laws promulgated in the Louisiana Revised Statutes Title 27:301 et seq., and Title 26:1 et seq. and the Louisiana Administrative Code provisions interpreting the same.

12.15.6.	“Material Adverse Effect” means any matter or matters which would, alone or in the aggregate, have a material adverse effect on (i) the financial condition, operating results, assets, liabilities, operations, condition (financial or otherwise), business or prospects of Amite or Seller, (ii) any material violation by Seller or Amite of the Liquor and Gaming Laws of the State of Louisiana, and (iii) the revocation or suspension, for any period of time, of any liquor or gaming license issued by the State of Louisiana to Amite.

12.15.7.	“Person” means an individual, corporation, Governmental Body, association, partnership, limited liability company, limited liability partnership, trust, or any other entity or organization.

12.15.8.	“Tax” means any federal, state, and local income, payroll, withholding, excise, social security, sales, use, ad valorem, real and personal property, occupancy, business, capital stock, franchise, transfer, employment and unemployment, and any other tax, fee, duty, assessment or governmental charge of any kind whatsoever (including, without limitation, all interest, penalties and estimated taxes).

12.15.9.	“Tax Return” means returns, reports, claims for refund, information returns or other documents (including, without limitation, any related or supporting schedules, statements or information) filed or required to be filed.

12.16. Incorporation. Any and all Schedules or other documents referred to herein or attached hereto are incorporated herein as if fully rewritten in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date.

BUYER:
JACOBS ENTERTAINMENT, INC.

By:	/s/ Stephen R. Roark
Stephen R. Roark, President

SELLER:
GAMECO HOLDINGS, INC.

By:	/s/ Stan W. Guidroz
Stan W. Guidroz, Executive Vice President

List of Schedules

Schedule 4.3 Non-Contravention

Schedule 4.4 Capitalization

Schedule 4.5 Liens, Claims and Title Exceptions

Schedule 4.6 Tax Matters

Schedule 4.7 Environmental Liabilities

Schedule 4.9 Consents

Schedule 4.10 Litigation

Schedule 4.3

Non-Contravention

None.

Schedule 4.4

Capitalization

None.

Schedule 4.5

Liens, Claims and Title Exceptions

1.	Those exceptions to title disclosed in the Owner’s Title Policy, issued by Lawyers Title Insurance Corporation, Policy No. 061423, dated July 13, 2006, together with the endorsement, dated as of Closing.

2.	That Certain Device Placement Agreement, dated October 27, 2009, by and between Jalou Amite, LLC and Jalou Device Owner, L.P.

3.	That certain lease agreement between Jalou Amite, LLC, nka Cash Magic Amite, LLC and Daniel Houeye, for a portion of the garage on the property, commencing July 1, 2012 for a three year term.

Schedule 4.6

Tax Matters

None.

Schedule 4.7

Environmental Matters

None.

Schedule 4.9

Consents

1.	The transfers contemplated by this Agreement require notification by the Buyer to the Louisiana State Police within ten (10) days of their completion.

Schedule 4.10

Litigation

None.

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